Exhibit 10.2

JOINT VENTURE AGREEMENT

TO OPERATE INTERNATIONAL CBD

MANUFACTURING AND DISTRIBUTION BUSINESS

THIS JOINT VENTURE AGREEMENT (the “Agreement”) is made and entered into as of September 30, 2020, by and between:

I. Marijuana Company of America, Inc., a company duly organized and existing under the laws of Utah, the United States of America, having its principal office at 1340 W. Valley Parkway, Escondido, CO 92029, United States of America (hereinafter referred to as “MCOA”); and

II. Marco Antonio Guerrero Frederico, an individual resident of Brazil, having his principal office at Av. das Nações Unidas, 8.501, 17° andar, CEP 05425-070 - São Paulo, SP, Brazil (hereinafter referred to as “Guerrero”); and

III. MR Hemp Uruguay S.A.S., a simplified stock corporation to be duly organized and existing under the laws of Uruguay (hereinafter referred to as “Mr. Hemp Uruguay”).

RECITALS

1. WHEREAS, MCOA is a global distributor of cannabinoid extracts and consumer products containing cannabinoids, having established operations which are engaged in the manufacture, distribution and sale of a variety of consumer products containing cannabinoids; and

2. WHEREAS, Guerrero is a Brazilian business executive and a member of the board of directors of MCOA, in the process of formation of Mr. Hemp Uruguay, an Uruguayan entity to be named MR Hemp Uruguay S.A.S., a simplified stock corporation to be duly organized and existing under the laws of Uruguay; and

3. WHEREAS, MCOA is interested in cooperating with Guerrero and Mr. Hemp Uruguay through the formation of a jointly owned business entity in Uruguay and in making available its technology, know-how and services to the said business entity (hereinafter referred to as the “Company”) concerning the establishment of manufacturing plants and distributors and other applications, to be established in Uruguay; and

3. WHEREAS, MCOA, Guerrero and Mr. Hemp Uruguay desire that the Company will engage in the business of cannabinoid consumer product manufacturing and distribution operations in Uruguay upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, MCOA and Mr. Hemp Uruguay agree as follows:

ARTICLE 1

The following terms shall have the meaning set forth respectively wherever the same appear in this Agreement, unless the context otherwise requires.

A. “EXHIBIT” means a document attached to this Agreement at the time of the approval and execution of this Agreement by all of the PARTIES.

B. “Company” means the entity to be established in accordance with Article 3 hereof.

C. “EFFECTIVE DATE” means the date to be determined pursuant to Article 32 hereof.

D. “GENERALLY ACCEPTED ACCOUNTING PRINCIPLES” means accounting principles generally accepted by accountants, or required by applicable law, in the United States of America, consistently applied.

E. “Laws of Uruguay” means all applicable legislation, including executive and administrative regulations and policies of Uruguay.

F. “INTERNATIONAL JOINT VENTURER PARTY” means Guerrero and Mr. Hemp Uruguay.

G. “INTERNATIONAL JOINT VENTURER SHAREHOLDER” means INTERNATIONAL JOINT VENTURER PARTY, as a shareholder of the Company.

H. “MCOA SHAREHOLDER” means MCOA, as a shareholder of the Company.

I. “SHAREHOLDERS” means the MCOA SHAREHOLDER and the INTERNATIONAL JOINT VENTURER SHAREHOLDER.

J. “SHAREHOLDER” means any of the SHAREHOLDERS.

K. “SHAREHOLDERS’ MEETING” means a meeting of the SHAREHOLDERS in their capacity as SHAREHOLDERS in the Company pursuant to the ARTICLES OF INCORPORATION and BYLAWS of the Company.

L. “SHARES” means shares in the capital of the Company.

M. “PARTIES” means MCOA and the INTERNATIONAL JOINT VENTURER PARTY.

N. “PARTY” means any of the PARTIES.

O. “PROJECT FACILITIES” means any facility for the manufacture, distribution and sale of consumer products containing cannabinoids, all related facilities and utilities, which may be changed from time to time by unanimous agreement of the SHAREHOLDERS at a SHAREHOLDERS’ MEETING.

P. “PRODUCTS” are consumer products containing cannabinoids in varying formulations and compositions.

Q. “TOTAL FUNDS” means the total funds required to establish and commence the operations of the PROJECT FACILITIES, together with initial working capital for the Company as described in Articles 4.1.1 through 4.2.1 of this Agreement, the total of which is US $50,000.00.

R. “AFFILIATE” means an entity in which any PARTY holds a majority ownership interest, or which holds a majority ownership interest in any PARTY, or which is controlled by or controls any PARTY, or a subsidiary of such an entity.

ARTICLE 2

2.1. Assignment to Mr. Hemp Uruguay. Upon the finalization of the undergoing formation of Mr. Hemp Uruguay, all rights and responsibilities of Guerrero under this Agreement shall be deemed assigned from Guerrero to Mr. Hemp Uruguay with no action required on the part of MCOA, Guerrero, or Mr. Hemp Uruguay beyond Mr. Hemp Uruguay’s adherence to this Agreement. Upon its formation, Guerrero shall sign the signature page to this Agreement on Mr. Hemp Uruguay’s behalf, which action shall effect the assignment.

ARTICLE 3

3.1. The SHAREHOLDERS will incorporate a joint venture business entity under the LAWS OF URUGUAY, in accordance with this Agreement.

3.1.1. The Company shall consist of a simplified joint stock company organized and existing under the laws of Uruguay and bearing the name of “Hempsmart Uruguay S.A.S.”, or such other name as shall be agreed to by the PARTIES and approved by the appropriate authorities.

3.1.2. Unless otherwise agreed, the Company shall have its principal places of business in Uruguay, and may establish branches and/or representative offices and/or service centers in other places inside Uruguay and the United States of America as may be decided from time to time by the Board of Directors with the prior approval of the SHAREHOLDERS.

3.2. Purposes and Objects.

3.2.1. The object for which the Company is established is to engage in the business of the distribution and sale of a variety of consumer products containing cannabinoids (the “Project”).

3.2.2. In order to attain the above-mentioned object, the Company shall carry on their business in the field of:

a. Production: To produce the Products under the trademarks or licenses of MCOA, under license to the Company.

b. Trade: Subject to the laws of Uruguay and the United States of America, to engage in manufacturing, distributional and trading activities inside Uruguay, the United States of America, and other countries related to the Products, as well as purchase and import of goods related to the Products, among others, raw materials, auxiliary materials and manufacturing and processing equipment.

3.3. The capital of the Company shall consist of 100,000,000 SHARES of common stock and 100,000,000 shares of preferred stock as provided in Article 4. All SHARES shall carry the same rights as to entitlement to profit distribution and to distribution of capital and surplus upon winding up of the Company in proportion to the current shareholdings.

3.4. The Management of the Company shall be determined pursuant to Articles 9 and 17 hereof and the BYLAWS.

3.5. The Company shall be established for a period of perpetual duration commencing from the date the Company has become a legal entity.

ARTICLE 4

4.1. The PARTIES agree to structure the Company’s share capital as follows:

4.1.1. The authorized share capital of the Company shall be divided into two classes of capital stock consisting of: 100,000,000 SHARES of Class A common stock and 100,000,000 of Series A Preferred stock.

4.1.2. The aforesaid authorized share capital shall be subscribed by and issued to:

a. Mr. Hemp Uruguay: 30% consisting of 30,000,000 SHARES of Class A common stock;

b. MCOA: 70% consisting of 70,000,000 SHARES of Class A common stock.

ARTICLE 5

5.1. The SHARES of the Company shall be registered shares.

5.2. At the request of any shareholder a certificate shall be issued which shall give evidence of ownership of SHARES owned by the said SHAREHOLDER in the Company.

5.3. Duplicates of certificates may be issued in lieu of damaged or lost certificates in accordance with the procedures set forth in the BYLAWS.

5.4. A register of all SHAREHOLDERS shall be kept at the principal offices of the Company in which shall be recorded the full names and addresses of the SHAREHOLDERS.

5.5. The share registers shall constitute the conclusive evidence regarding the ownership of all SHARES.

5.6. If any PARTY wishes to sell or otherwise transfer all or any part of its SHARES in the Company pursuant to a bona fide arms-length offer made by a person or entity who is not a SHAREHOLDER or a permitted transferee under Article 5.13, the intending transferor shall first offer all such SHARES to the Company by written notice, at the price and upon all other terms and conditions offered by the non-SHAREHOLDER, and the Company may elect to purchase all and not part only of the offered SHARES within a period of 60 (sixty) days after the receipt of the said notice.

5.7. If the Company do not exercise their right to purchase all of such SHARES within the period specified in Article 5.6 hereof, subject to the provisions of Article 5.10, the other PARTY may elect to purchase all and not part only of the offered SHARES at the price and upon all other terms and conditions offered by the non-SHAREHOLDER within an additional 60 (sixty) day period commencing the day after the expiration of the period specified in Article 5.6 hereof.

5.8. In the event that neither of the Company nor the other PARTY is willing or able to purchase all of the offered shares pursuant to Articles 5.6 and 5.7 of this Agreement, the Company and the other PARTY may each purchase some of the offered SHARES in whatever proportion they desire, provided that all offered SHARES are purchased within the time periods provided by Articles 5.6 and 5.7.

5.9. In the event that the Company or the other PARTY, or the Company and the other PARTY, do not exercise their right to purchase the offered SHARES within the time periods and on the terms specified in Articles 5.6, 5.7 and 5.8 hereof, subject to the provisions in Article 5.10, the intending transferor may, with the other PARTY’s written consent, sell all SHARES covered by the said notice to the offering non-SHAREHOLDER, provided that:

5.9.1. The number of SHARES to be sold equals the number of SHARES offered under Article 5.6 hereof;

5.9.2. The other terms and conditions of the offer are no more favorable to the transferee than those offered under Article 5.6 hereof; and

5.9.3. The transferee agrees in writing to execute and be governed by the terms and provisions of this Agreement.

If the SHARES to be sold are not transferred to such offering non-SHAREHOLDER within thirty (30) days following expiration or termination of the 60 (sixty) day first refusal period designated in Article 5.7 hereof, then the intending transferor must again follow the procedure in Articles 5.6 and 5.7 hereof if it still wishes to sell its SHARES.

5.10. None of the PARTIES shall pledge, encumber or otherwise use as collateral or for any other purpose the SHARES of the Company unless consent to such pledge, hypothecation or other such application has been received in writing from the other PARTY.

5.11. The Company shall place a legend on the certificates representing all SHARES of the Company containing a reference to the substantive terms of this Article 5 so as to give notice thereof to any prospective or actual purchaser.

5.12. If any of the PARTIES should cease to hold any SHARES in the Company, it shall thereupon cease to be a PARTY for the purposes hereof without prejudice to any liabilities of such PARTY to the Company and the other SHAREHOLDERS existing at that time, which liabilities shall survive until fully satisfied.

5.13. Notwithstanding the provisions of this Article 5, the PARTIES are free to transfer SHARES as follows:

5.13.1. MCOA may transfer its SHARES to a wholly owned subsidiary which is carrying on the business of MCOA or to a company which wholly owns MCOA;

5.13.2. The SHARES owned by Mr. Hemp Uruguay may be transferred among or to a wholly owned subsidiary of one of Mr. Hemp Uruguay or to a company which wholly owns Mr. Hemp Uruguay.

5.14. Unless a SHAREHOLDERS’ MEETING unanimously decides otherwise for special cases, the transfer of SHARES may only be affected in accordance with the provisions of this Article 5.

5.15. Each SHAREHOLDER shall have the preemptive right to subscribe to any additional SHARES issued by the Company in proportion to the SHAREHOLDER’S ownership in the number of SHARES issued and outstanding immediately prior to the issuance of the additional SHARES.

5.16. Tag Along Right of Sale When Majority Interest Is Being Purchased

5.16.1 Whenever any person who does not own directly or constructively, pursuant to the stock attribution rules in Section 318 of the Internal Revenue Code, more than 50 percent of the Company’s voting stock makes an offer or series of related offers to purchase sufficient additional shares to enable that person to have in the aggregate more than 50 percent ownership of all classes of voting stock in a transaction or series of related transactions, the proposed transfer can be effectuated if, but only if, the person making the offer agrees to purchase the SHARES of all the remaining SHAREHOLDERS at the same price per share as is contained in the proposed offer or series of related offers giving the offeror voting control of the Company.

5.16.2 A SHAREHOLDER having the right to have its shares purchased pursuant to this Subsection shall accept or reject this right be delivering to the offeree written notice of its intentions within 30 calendar days of receiving written notification of the purchase right from the offeror. Failure to deliver the required notice of acceptance or rejection within the time period specified in the preceding sentence shall be deemed to be a rejection of the purchase offer.

ARTICLE 6

6.1. The annual SHAREHOLDERS’ MEETING shall be held once a year not later than the month of April, unless otherwise agreed by SHAREHOLDERS, beginning in the year 2021.

6.1.1. At the said annual SHAREHOLDERS’ MEETING:

a. The Board of Directors shall report on the affairs of the Company and the results achieved in the preceding financial year especially on its management;

b. The Company’ balance sheet and profit and loss accounts of the preceding fiscal year shall be presented for consideration and approval;

c. A Board of Directors shall be nominated and elected pursuant to Article 9.2 hereof;

d. Policies for the coming fiscal year shall be determined and the supervision of their implementation shall be entrusted to the Board of Directors; and

e. Matters presented by the Board of Directors and SHAREHOLDERS shall be discussed.

6.1.2. The proposals of the SHAREHOLDERS may only be included in the agenda of a meeting if a request in writing is made to the Board of Directors by a SHAREHOLDER and if the proposal concerned is received at such time so as to give the Board of Directors sufficient time to announce the same to the SHAREHOLDERS, with due observance of the time required for calling a SHAREHOLDERS’ MEETING.

6.2. An extraordinary SHAREHOLDERS’ MEETING shall be convened whenever deemed necessary by the Board of Directors.

6.2.1. The Board of Directors shall also call and convene an extraordinary SHAREHOLDERS’ MEETING at the request in writing of one (1) or more SHAREHOLDERS, in which request the business to be transacted shall be specified.

6.2.2. If the Board of Directors fails to convene the said meeting within one (1) month after receipt of the request, the requesting SHAREHOLDER(s) may call the meeting at the expense of the Company, with due observance of the provisions of the ARTICLES OF INCORPORATION, BYLAWS and this Agreement.

6.3. All SHAREHOLDERS’ MEETINGS shall be held at the principal office of the Company or at any place within or without Uruguay or the United States of America as designated by the Board of Directors; or remotely, by virtual telephonic or digital presence.

ARTICLE 7

7.1. Unless otherwise stipulated in this Agreement, all SHAREHOLDERS’ MEETINGS shall be chaired by the President. In case of disability of the President to chair the meeting for whatever reason, the meeting shall be chaired by another member of the Board of Directors, and if none of the Directors are present, the meeting shall be chaired by a person elected by the SHAREHOLDERS from among those present.

7.2. Minutes shall be taken of the business transacted at such meeting. Such minutes shall be rendered in the English language and shall be signed by the chairman of the meeting and by one (1) of the SHAREHOLDERS present at the meeting and the executed minutes shall be kept by the Company, and the contents thereof shall be concrete evidence to all the SHAREHOLDERS of actions taken by the SHAREHOLDERS.

ARTICLE 8

8.1. Unless otherwise stipulated in this Agreement, all resolutions of the SHAREHOLDERS’ MEETING shall be adopted by 75% of all outstanding SHARES regardless of class.

8.2. At the SHAREHOLDERS’ MEETING, each share shall have the right to cast one (1) vote.

8.3. A shareholder may be represented at the SHAREHOLDERS’ MEETING only by another SHAREHOLDER or by another person appointed by a proxy in writing.

8.4. The Secretary of the Company shall have the right to request that all proxies be produced to him during the meeting.

8.5. Unless otherwise decided by the SHAREHOLDERS ‘ MEETING, voting regarding the election of persons to any office shall be effected by ballots and regarding other matters the voting shall be done verbally.

8.6. A quorum of the SHAREHOLDERS’ MEETING shall exist if 100% (one hundred percent) of the number of the subscribed shares of all classes of the Company are present or represented by proxy at the said meeting.

8.7. The SHAREHOLDERS may also adopt valid resolutions outside the meeting provided all SHAREHOLDERS have approved in writing the resolution(s) to be adopted. Such resolution(s) shall be recorded in the minutes as if they were adopted at a meeting of the SHAREHOLDERS.

8.8. The following decisions or actions of the Company shall require the approval of the SHAREHOLDERS, by vote as provided in Article 8 hereof:

a. An expansion or other change in the scope of the Company’ objectives.

b. Amendment or any alteration of the articles of incorporation or bylaws.

c. Any merger, consolidation, dissolution or other important change in the organization or legal status of the Company or disposition of any substantial part of the assets or termination of business of the Company.

d. Subject to Article 9.2, the appointment, election and suspension from office of any member of the Board of Directors.

e. Any agreement between the Company and any of the PARTIES, SHAREHOLDERS or their respective AFFILIATES or any entity in which any PARTY or SHAREHOLDER has an ownership interest or with whom any PARTY or SHAREHOLDER has common management personnel.

f. Any other matter as to which the vote of the SHAREHOLDERS is required by applicable laws.

ARTICLE 9

9.1. The Company shall be managed by a Board of Directors, consisting of three (3) persons.

9.2. Each member of the Board of Directors shall be nominated and elected by the SHAREHOLDERS’ MEETING for a term of one (1) year, or until his successor is duly elected and qualified, by a majority vote of the SHARES of Class A common stock.

9.3. After the expiration of their respective term of office, the members of the Board of Directors shall be eligible for reelection for the same term. Any vacancy on the Board of Directors shall be filled by the SHAREHOLDERS of the particular class of common stock having previously elected the director to the director position then vacant.

9.4. The Board of Directors shall meet so often as may be necessary for and shall undertake the proper conduct and management of the Company in accordance with the BYLAWS.

9.5. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors.

9.6. The act of the majority of the members of the Board of Directors shall be the act of the Board of Directors.

9.7. The Board of Directors shall approve all purchases and sales of property, materials and equipment by the Company (including any related purchases in the aggregate) which exceeds $50,000.00; provided, however, the purchase of raw materials and the tolling and sales of cannabinoids and other essential ingredients, shall not require Board of Director’s approval to the extent same is conducted in the ordinary course of business.

9.8. The following decisions or actions of the Company shall require the approval of the Board of Directors, by vote as provided in Article 10 hereof:

9.8.1. Approval of the final PROJECT specifications, final cost estimates and schedule for the manufacture of the Products.

9.8.2. Approval of the Annual Report including balance sheet, profit and loss account, and other financial statements.

9.8.3. Determination of policies as to the application or distribution of profits.

9.8.4. Any other matter as to which the vote of the Board of Directors is required by applicable laws.

ARTICLE 10

10.1. A meeting of the Board of Directors shall be convened at any time the business of the Company requires or at the request of one (1) of the DIRECTORS.

10.2. The notice calling the meeting of the Board of Directors shall be given in writing at least three (3) days before such meeting: provided, however, in urgent matters and if all directors have agreed in writing, notice may be given a minimum of twenty-four (24) hours before such meeting. In the event that all members of the Board of Directors are present at a meeting in person or remotely, prior notice of meeting shall not be required.

10.3. The President will call the meeting of the Board of Directors to order and will be the Chairman of such meeting. In the case of disability of the President to call the meeting to order or to act as Chairman, one of the other Directors may call the meeting to order and may act as Chairman.

10.4. A meeting of the members of the Board of Directors is only lawful if all of the members are present in person or by means of telephonic or digital, remote communication whereby each person present shall be able to hear and be heard by all other persons present.

10.5. At the meeting of the Board of Directors each member is entitled to cast one (1) vote.

10.6. All resolutions at the meeting of the Board of Directors shall be adopted by vote of a majority of the entire Board of Directors, whether or not the entire Board of Directors is present at the meeting. In case of an equality of votes, the proposal is deemed rejected and shall be submitted to a SHAREHOLDERS’ MEETING for a decision.

10.7. The Board of Directors may also adopt binding resolutions without convening a meeting of the Board of Directors, if all members have indicated in writing their respective approval of the resolution(s) to be adopted.

10.8. Minutes shall be taken of the business transacted at the meeting of the Board of Directors. Such minutes shall be rendered in the English language and shall be signed by the Chairman and members of the Board of Directors present at the meeting and kept by the Company.

ARTICLE 11

11.1. A Management Committee shall be designated by the Board of Directors, to consist of the Presidents of the Company and the Executive Vice Presidents of the Company.

11.2. The Management Committee shall meet so often as may be necessary and shall decide all matters concerning the management and operation of the Company delegated to the Management Committee in the BYLAWS or otherwise by the Board of Directors.

11.3. Except as provided in the following sentence, the Management Committee shall approve all purchases and sales of property, materials and equipment by the Company (including any related purchases in the aggregate) which exceed $50,000.00, pursuant to Article 9.7 hereof. The Management Committee shall review all actions and inactions of the President, including all purchases of raw materials and manufacturing, marketing and sales of Product.

11.4. The Management Committee shall act through the unanimous decision of its members.

11.5. The Management Committee shall not be construed to constitute an “Executive Committee” under the laws of the United States of America.

ARTICLE 12

The officers of the Company shall consist of officers appointed by the Board of Directors and shall have those respective duties set forth in the BYLAWS and shall be subject to the policy direction of the Board of Directors.

ARTICLE 13

The Company shall employ a General Manager of the Project, upon the recommendation of Mr. Hemp Uruguay, who shall have the day to day responsibility for the operation of the Project, subject to the direction of the Management Committee described in Article 11.

ARTICLE 14

14.1. The fiscal year of the Company shall be the first day of January up to and including the 31st day of December of every year.

14.2. From the books that have been closed, the Board of Directors shall have prepared the balance sheet and profit and loss account together with other annual reports of conduct of business which shall be opened to the inspection of SHAREHOLDERS at the offices of the Company not later than five (5) days before the annual SHAREHOLDERS’ MEETING described hereafter.

14.3. The said balance sheet and profit and loss account shall be executed by the President or by another individual delegated by him, after having been audited by an independent certified public accountant appointed by MCOA for the purpose of examining and auditing the accounts of the Company, who will give a statement to the effect that it has audited the balance sheet and profit and loss account and same has been prepared in accordance with GAAP.

14.4. The balance sheet and profit and loss account shall be submitted by the Board of Directors to the SHAREHOLDERS’ MEETING for the approval of the SHAREHOLDERS.

14.5. The Board of Directors shall have prepared in accordance with GAAP consistently applied a quarterly unaudited balance sheet and profit and loss statement which shall be submitted to the Board of Directors for review each calendar quarter.

ARTICLE 15

The Board of Directors may declare dividends out of surplus, or if none, out of net profits earned by the Company during the fiscal year in which a dividend is declared and/or the preceding fiscal year; provided, any such declaration and the amount thereof shall be ratified by the SHAREHOLDERS. The PARTIES acknowledge and agree that no dividend shall be paid until such time as the profits generated from the operations of the Company are sufficient to adequately provide for expenses, debt service and cash flow requirements. To the extent that net profits are available for distribution, at the discretion of the Board of Directors, the Board of Directors shall make monthly distributions to SHAREHOLDERS on a pro rata basis, no later than fifteen (15) days after the closing of the previous month’s financial books.

ARTICLE 16

16.1. Nothing in this Agreement shall be deemed to prohibit MCOA or the International Joint Venturer Party from conducting the businesses presently operated by MCOA and the International Joint Venturer Party.

16.2. The Company will function as independent business enterprises, maintaining arms-length relationships with the PARTIES, SHAREHOLDERS and their AFFILIATES or any entity in which any PARTY or SHAREHOLDER has an ownership interest or with whom any PARTY or SHAREHOLDER has common management personnel.

16.3. The Company will be managed and operated on a sound and efficient commercial basis in accordance with the laws of their respective jurisdictions.

16.4. The books and records, including but not limited to all purchases, processing and sales orders, and invoices, of the Company shall be complete and accurate in order that financial statements can be prepared in accordance with GAAP. Such records and supporting documents shall be available for inspection by the PARTIES at all reasonable times.

16.5. The books and records of the Company shall be audited at the end of each financial year during the term of this Agreement by MCOA’s independent certified public accountant referred to in Article 14.3 above. Such firm shall provide the PARTIES with the financial report in the English language in accordance with GAAP. Copies of the audit shall be provided to the PARTIES at the Company’ expense. Such audits shall be final and binding upon the PARTIES as to the revenue, cost, fees, expenses, losses and profits of the Company absent manifest error and fraud.

16.6. The Company will maintain or cause to be maintained, at their own cost, with financially sound and reputable insurers, such insurance with respect to its properties, assets and business, against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or a similar business and similarly situated, of such types and in amounts as are customarily carried under similar circumstances by such other corporations in amounts determined by the Management Committee, but in no event less than: [i] insurance on its properties and assets against loss or damage by fire, lightning, hail, windstorm, riot, riot attending a strike, civil commotion, explosion, aircraft, vehicle and smoke, and such other risks, if any, as from time to time may be included in “Broad Form” policies, in amounts sufficient to prevent the Company from becoming a co-insurer of any partial loss under the applicable policies; [ii] insurance against flood, if properties insured by the Company are located in a flood zone, and against hurricane in amounts identical to [i] above if, in each case, such insurance is available; [iii] comprehensive public liability insurance against claims for bodily injury or death of persons and damage to or destruction of property; [iv] workers’ compensation insurance to the extent and in such amounts as are customarily carried (or maintained) by corporations of established reputation operating similar properties in comparable locations, but in any event not less than required by all applicable legal requirements; [v] product liability insurance against claims for bodily injury or death of persons and damages to or destruction of property; and [vi] business interruption insurance for lost profits caused by damage to or destruction of the Company’ business premises. Except as otherwise agreed by the SHAREHOLDERS, the Parties shall be named as “additional insureds” on all insurance required by this Article 16.6.

ARTICLE 17

17.1. All the activities of the Company, including planning, preparation, coordination and supervision of the PROJECT FACILITIES and all necessary procurement, review of detailed operational specifications and all the day to day activities shall be conducted by the Company with the assistance and expertise of the SHAREHOLDERS and PARTIES as and when required.

17.2. Subject to Article 8.8(e), any SHAREHOLDER or PARTY may enter into separate arms-length agreements with the Company to provide management, technological, procurement, operation and/or marketing assistance to the Company in the operation of the PROJECT FACILITIES and the PROJECT for any period as may be required by the Company.

ARTICLE 18

This Agreement shall continue in effect so long as the Company is in existence unless earlier terminated pursuant to Article 19 of this Agreement.

ARTICLE 19

19.1. This Agreement shall be automatically terminated upon the occurrence of any of the following events:

19.1.1. Dissolution of the Company; or

19.1.2. By mutual agreement of the PARTIES in writing.

19.2. Termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the PARTIES at the date of termination.

ARTICLE 20

20.1. Failure to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of the right to require such performance, nor should a waiver in one case constitute a waiver with respect to a later breach, whether of similar nature or otherwise. Nothing shall constitute or have the effect of waiver except an instrument in writing, signed by a duly authorized officer or representative of the PARTY or SHAREHOLDER against whom the waiver is sought to be enforced, which expressly waives an option, election or right under this Agreement.

20.2. This Agreement may not be released, discharged or abandoned (other than as a result of the termination of this Agreement as provided herein) or changed or modified in any manner except by an instrument in writing signed by the duly authorized officer or representative of all the PARTIES.

20.3. The failure at any time of any PARTY or SHAREHOLDER to enforce any option, election or right which is herein provided shall in no way be construed to be a waiver of such provisions, nor in any way to effect the validity of this Agreement or any part thereof or the right of any PARTY or SHAREHOLDER to thereafter enforce each and every such provision and to exercise any such option, election or right.

ARTICLE 21

If any terms of this Agreement shall be or become invalid, illegal or unenforceable in any respect, each PARTY shall endeavor to agree to such amendments as shall be necessary to validly give effect to the intentions herein set out. If such amendments adversely affect any PARTY to a material degree, such PARTY shall have the right to terminate this Agreement by giving at least thirty (30) days prior written notice.

ARTICLE 22

22.1. The failure or delay of any of the PARTIES hereto to perform any obligation under this Agreement solely by reason of Acts of God, acts of Government, health pandemics, public emergencies, riots, wars, strikes, lockouts, accidents in transportation other causes beyond its control shall not be deemed to be a breach of this Agreement; provided, however, that the PARTY so prevented from complying herewith shall continue to take all actions within its power to comply as fully as possible herewith.

22.2. Except where the nature of the events shall prevent it from doing so, the PARTY suffering such force majeure shall notify the other PARTY in writing within ten (10) days after the occurrence of such force majeure and shall in every instance, to the extent it is capable of doing so, use its best efforts to remove or remedy such cause with all reasonable dispatch.

ARTICLE 23

This Agreement shall not be deemed to constitute the Company as an agent of any PARTY hereto, or any PARTY is an agent of the Company, nor shall the Company or any PARTY be deemed to be a partner of any other PARTY. The relationship of the International Joint Venturer and MCOA pursuant to this Agreement shall be limited to the scope of this Agreement and the express purposes set forth herein.

ARTICLE 24

This Agreement and each and every covenant, term and condition hereof shall be binding upon, and inure to the benefit of, the PARTIES and their respective successors, assigns and transferees, but neither this Agreement nor any rights hereunder shall be assignable directly or indirectly (including by operation of law) by any PARTY without the prior written consent of the other PARTY; provided, however, each of the PARTIES may assign this Agreement to a wholly owned subsidiary which is carrying on the business of the assigning PARTY or to a company which wholly owns the PARTY, if the assigning PARTY guarantees the performance of its assignee.

ARTICLE 25

25.1. Each of the PARTIES undertakes to the other:

25.1.1. To ensure (as far as it is able by the exercise of voting rights or otherwise) that the Company will at all times perform and observe all of the provisions of this Agreement and any agreements which may be entered into between the Company and any of the PARTIES;

25.1.2. To take all necessary steps on their part to give full effect to the provisions of this Agreement; and

25.1.3. Without prejudice to the generality of the foregoing to exercise and ensure that every person representing it will exercise or refrain from exercising any rights of voting, as the case may be, at any meeting of the SHAREHOLDERS of the Company or the Board of Directors so as to ensure the passing of any and every resolution necessary or desirable to ensure that the affairs of the Company are conducted in accordance with this Agreement and otherwise to give full effect to the provisions of this Agreement and likewise so as to ensure that no resolution is passed which does not accord with such provisions.

25.2. Each Party undertakes to carry out this Agreement in good faith and to respect the spirit as well as the letter of its provisions.

25.3. Each party warrants and represents to the others that it has no outstanding commitments or obligations which would impede its ability and right to enter into this Agreement and/or fulfill its obligation hereunder except those which have been disclosed in writing at the time of the execution of this Agreement.

25.4. The PARTIES agree to enter into and execute any and all such further agreements, documents and the like as may be necessary or beneficial to carry out the purposes of this Agreement.

25.5. Each PARTY hereby represents and warrants to the other PARTIES that it is duly organized and validly existing as heretofore set forth in this Agreement; that its execution and delivery of this Agreement has been duly authorized; that its execution and delivery of this Agreement and the performance required hereunder will not violate any existing contract, agreement, commitment, pledge, security interest, restriction, regulation, statute or order applicable to it; and that this Agreement is a valid and binding obligation of said PARTY.

ARTICLE 26

26.1. Each PARTY hereto agrees to pay and discharge all reasonable costs, attorney fees and expenses, (including, but not limited to the costs of litigation or arbitration) that are incurred by the other PARTY in enforcing the terms of this Agreement, provided that such other shall prevail in such proceedings.

26.2. Each PARTY shall indemnify the other PARTY and hold the other PARTY harmless from, any and all claims, actions, damages, expenses (including court costs, arbitration costs, and reasonable attorney’s fees), obligations, losses, liabilities and liens, imposed or incurred by, or asserted against the other PARTY, its successors or assigns, occurring solely as a result of its breach of this Agreement.

Notwithstanding the above to the contrary, in no event shall any PARTY be liable to any other PARTY for incidental or consequential damages for its breach of this Agreement.

ARTICLE 27

27.1. Any notice required or permitted to be given hereunder shall be in writing, confirmed by email to the following addresses:

TO: Marijuana Company of America, Inc.

ATTENTION: Jesus Quintero, CEO

EMAIL ADDRESS: jesus@hempsmart.com

TO: MR Hemp de Uruguay S.A.S.

ATTENTION: Marco Guerrero, CEO

EMAIL ADDRESS: marco@hempsmart.com

27.2. Any notice so given shall be deemed to be received if by letter or by electronic mail:

27.2.1. Upon receipt or three (3) days after posting, whichever is less, for air mail; or

27.2.2. If by electronic mail, twelve (12) hours after sending.

27.3. To prove service of notice, it shall be sufficient to prove that a letter or email containing the notice was properly addressed and properly sent.

ARTICLE 28

This Agreement is written in the English language and executed in any number of counterparts, each of which shall be deemed an original.

ARTICLE 29

All disputes, controversies or differences which may arise between the PARTIES out of or in relation to this Agreement or the breach thereof shall be settled by mutual consultation and consent. If the PARTIES should be unable to reach such mutual consent for disputes, controversies or differences other than those set forth in Article 30, the matter in question shall be finally settled under the Rules and Procedures of the American Arbitration Association by three (3) arbitrators in accordance with such Rules. The place of arbitration shall be Florida, United States of America, or such other place as the PARTIES may agree. The decision of the arbitrators shall be final and binding and shall be limited to an interpretation and application of the terms of this Agreement and any supplemental agreements or documents. The arbitrators shall have no authority to add to, delete from or modify the terms of this Agreement or any supplemental agreements or documents.

ARTICLE 30

30.1. In the event the laws of Uruguay, the laws of the United States of America or the laws of any state in the United States shall at any time substantially frustrate the accomplishment of the purposes and objectives for which the Company was established; or in the event the SHAREHOLDERS are unable in good faith to reach agreement with respect to the operations and/or management of the Company or the PROJECT and said disagreement unreasonably interferes with the management and operation of the Company or the PROJECT resulting in the inability of the Company to effectively and profitably perform the objectives and purposes for which it was organized for a period of one (1) month or more; or in the event the SHAREHOLDERS are unable in good faith to agree upon the desirability of discontinuing the PROJECT and disposing of the assets of the Company; or in the event a PARTY acts or threatens to act in such a manner as will irreparably harm the Company, then, in any of those events, a majority vote of the SHAREHOLDERs shall have the right to institute the following compulsory buy-sell procedures. The SHAREHOLDER or SHAREHOLDERS to whom the compulsory buy-sell offer is made are referred to as the “Offeree(s).” The majority SHAREHOLDER or SHAREHOLDERS making the offer are referred to as the “Offeror(s).”

30.1.1. The Offeror(s) may make to the Offeree(s) an offer that, at the option of the Offeree(s), the Offeror(s) will sell all the SHARES of the Offeror(s) or purchase all the SHARES of the Offeree(s) (the “Offer”). Except as expressly provided in clauses 30.1.2 or 30.1.3 of this Article 30, no Offer shall be subject to the provisions of this Article 30 unless such Offer is both an Offer to sell all the SHARES of the Offeror(s) and an Offer to purchase all the SHARES of the Offeree(s). The Offer must specify that the price of the SHARES to be sold or transferred is payable in cash or by bank certified or cashier’s check, and must be accompanied by evidence of the Offeree(s) ability to pay the full selling price at the clouding for the sale of any such SHARES. The per share selling price and the per share purchase price specified in such Offer must be identical in amount and must be proportionate to the respective shareholdings of the Offeree(s) (that is, the selling price and the purchase price so specified must be identical on a per share basis). Such Offer shall be irrevocable for a period of thirty (30) days, and the Offeree(s) may, on or before the thirtieth (30th) day after the date of such Offer, accept either the Offer to sell or the Offer to purchase (not both), and upon acceptance the Offeror(s) shall be required to sell or to purchase, as the case may be. If the Offeree(s) fail within such thirty (30) day period to accept either of such Offers, then the Offer shall automatically expire and be of no further force or effect; provided, however, that the Offeror(s) shall thereupon have the right, on or before the 30th (thirtieth) day after the expiration of such thirty (30) day period, to purchase the SHARES of the Offeree(s), at the applicable price specified in the original Offer, and if the Offeror(s) exercise such right, the Offeree(s) shall be required to sell their SHARES, notwithstanding any other provisions of this Agreement to the contrary. If the Offeror(s) fail to exercise their right to buy within the time specified, the Offeror(s) may thereafter make a new Offer pursuant to this Article 30.

30.1.2. Any Offer shall be an Offer to sell all the SHARES of the Offeror to the Offeree(s) and to purchase all the SHARES of each Offeree. As among the Offeree(s) the Offer to sell shall be an Offer to sell to each Offeree the proportion of all the Offeror(s)’ SHARES which the number of all SHARES held by such Offeree bears to the number of all SHARES held by all Offeree(s), but by agreement among the Offeree(s) such Offer to sell may be accepted in varying proportions. In the event that less than all of the Offeree(s) act, the Offeror(s) shall thereupon have the right, on or before the 30th (thirtieth) day after the expiration of the original thirty (30) day period, to purchase the SHARES of all the Offeree(s), at the applicable price specified in the original Offer, and if the Offeror(s) exercise such right the Offeree(s) shall be required to sell their SHARES.

30.1.3. The Offeree(s) may accept all offers to sell or all Offers to buy (but may not accept one or more Offers to buy and one or more Offers to sell), and may not accept with respect to one Offeror and fail to accept with respect to other Offeror(s). If the Offeree(s) fail within such original thirty (30) day period to accept either all Offers to sell or all Offers to buy, then the Offeror(s) shall thereupon have the right, on or before the 30th (thirtieth) day after the expiration of such thirty (30) day period, to purchase all the SHARES of the Offeree(s) at the price specified in the original Offer, and if the Offeror(s) exercise such right, the Offeree(s) shall be required to sell all their respective SHARES.

30.1.4. If the Offeror(s) or Offeree(s), as the case may be, exercise their rights hereunder to buy or sell, a closing thereunder shall be held at the time and place and on a date specified by the purchaser(s) by written notice to the seller(s) which dates shall in any case be on or prior to the 30th (thirtieth) day after such right to buy or sell has been exercised.

30.2. The PARTIES, individually and as SHAREHOLDERS, as the case may be, hereby irrevocably appoints each other PARTY or SHAREHOLDER, as the case may be, its lawful attorney-in-fact for the purposes of transferring any SHARES on the stock register of the Company upon exercising its rights pursuant to the provisions of this Article 30.

ARTICLE 31

This Agreement shall be interpreted in accordance with and governed by the laws of Florida, United States of America.

ARTICLE 32

This Agreement shall come into effect upon the first date by which all PARTIES hereto have affixed their signatures on this Agreement.

32.1. Notwithstanding any other provisions hereof, this Agreement is conditioned upon all necessary and appropriate governmental and other approvals, consents and validations being obtained for the incorporation of the Company in form and substance mutually acceptable to the PARTIES.

32.2. The PARTIES shall cooperate to ensure that all necessary consents, approvals and validations are obtained and shall keep the other PARTIES informed of the steps taken for such purpose.

ARTICLE 33

The PARTIES shall at all times act to assure that the Company shall comply with the laws of their jurisdictions of incorporation and places of business.

ARTICLE 34

34.1. This Agreement supersedes all previous representations, understandings or agreements, oral or written, between the PARTIES with respect to the subject matter hereof, and together with the documents contemplated hereby contains the entire understanding of the PARTIES as to the terms and conditions of their relationship.

34.2. This Agreement may not be released, discharged, abandoned (other than as a result of the termination of this Agreement as provided herein), changed or modified in any manner except by an instrument in writing signed by the duly authorized officer or representative of each of the PARTIES.

34.3. The table of contents and Article headings in this Agreement are for convenience only and do not substantively affect the terms of this Agreement.

ARTICLE 35

Legal counsel acceptable to the PARTIES will be retained on behalf of the Company to prepare all appropriate articles of incorporation, contracts, agreements, and related documents necessary for the operation of the Project by the Company.

ARTICLE 36

36.1. Each PARTY agrees that it will maintain, and cause its officers, directors, employees and agents to maintain, the confidentiality of all patents, trade secrets, technology, know-how, customer lists, financial projections, business plans, designs, processes, formulas, devices, or materials with respect to any past, present, or future product composition, developmental efforts, or operations, research and/or manufacturing relating to the Company’ business, products or activities, information or documentation relating to the records of SHAREHOLDERS’ MEETINGs, meetings of the Board of Directors, or other corporate activities of the Company, or other proprietary information (collectively referred to hereafter as “Proprietary Information”) of the Company that has or becomes known to any PARTY as the result of the discussions heretofore or hereafter conducted between the PARTIES with respect to the Company, or the Project, or as the result of management and/or operation of the Company, except for such information which: (a) such PARTY may be required to disclose [i] at the express direction of any authorized government agency, [ii] pursuant to a subpoena or other court process, or [iii] as otherwise required by law or regulation, or order of any regulatory body; (b) prior to the date of this Agreement, has become generally available to the public or was within the public domain at the time it was disclosed; (c) was generally available or known to such other PARTY on a non-confidential basis prior to its disclosure by the other PARTY hereunder; or (d) prior to the date of this Agreement was lawfully received by such PARTY from a source other than the other PARTY or the Company.

36.2. The PARTIES further agree to maintain as confidential the proposed Project and agree that neither PARTY will disclose to the news media or any other person the facts or substance of their negotiations or discussions or plans with the other PARTY for the Project without first obtaining the consent of the other PARTY, which shall not be unreasonably withheld, unless such PARTY is advised by counsel that such disclosure is required by law.

36.3. Each PARTY acknowledges, confirms, and agrees that the other PARTY and the Company would be irreparably damaged in the event that any of the Proprietary Information is disclosed in violation of this Agreement and further agrees that the Company or the other nondisclosing PARTY shall be entitled to obtain restraining orders, an injunction or injunctions or other appropriate means to prevent any actual or threatened breach of this Article and to specifically enforce each of the terms and provisions of this Article in any action or proceedings instituted in any court or other appropriate tribunal having subject matter jurisdiction. The remedies provided herein shall be exclusive and shall be in addition to any of remedy to which the Company or any PARTY or any of them may be entitled to seek or obtain in law and equity.

ARTICLE 37

Except as limited by any licensing agreements between any PARTY and the Company, each PARTY agrees that all patents, inventions and discoveries made or obtained by the Company, or any of its employees or agents shall belong to and be the property of the Company.

IN WITNESS WHEREOF, the authorized representatives of the PARTIES have set their hands the day and year first above written.

Marijuana Company of America, Inc.	MR Hemp Uruguay S.A.S.

/s/ Jesus Quintero	/s/ Marco Guerrero
Jesus Quintero, CEO	Marco Antonio Guerrero Frederico, CEO

Marco Antonio Guerrero Frederico

/s/ Marco Guerrero
Marco Antonio Guerrero Frederico, Individually